                                                                      EXHIBIT 11

                             HERMAN MILLER, INC.
                  COMPUTATIONS OF EARNINGS PER COMMON SHARE
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                  Three Months Ended             Nine Months Ended
                               ------------------------   ------------------------------
                                 March 1,    March 2,      March 1,           March 2,
                                   1997        1996          1997              1996(1)
                               -----------  -----------   -----------        -----------
NET INCOME APPLICABLE
 TO COMMON SHARES              $    13,535  $    11,900   $    46,973(1)(2)  $    28,869(3)
                               ===========  ===========   ===========        ===========

Weighted Average Common
 Shares Outstanding             23,587,882   25,220,460    23,790,447         25,053,721

Net Common Shares
 Issuable Upon Exercise
 of Certain Stock Options          464,297      175,003       337,451            119,983
                               -----------  -----------   -----------        -----------

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING AS ADJUSTED        24,052,179   25,395,463    24,127,898         25,173,703
                               ===========  ===========   ===========        ===========

NET INCOME PER SHARE           $       .56  $       .47   $      1.95        $      1.15
                               ===========  ===========   ===========        ===========


(1) Restructuring charges were taken in the third quarter ended March 1, 1997, in connection with our German subsidiary. These changes had the effect of reducing net income by $5.4 million and earnings per share by $.23.
(2) Intangible assets of our German subsidiary were written-off in the second quarter ended November 30, 1996. This write-off had the affect of reducing net income by $4.5 million and earnings per share by $.19.
(3) Litigation settlement charges were taken in the second quarter ended December 2, 1995. These charges had the effect of reducing net income by $10.6 million and earnings per share by $.42.




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